Exhibit 99.1

Execution Version

Dated 22 May, 2026

Share Purchase Agreement

By and among

Fu Kam Holdings Limited

Easefound Investment Limited

Jming International Trade Company Limited

Quick Cash Technology Limited

XU XIAOXI

(the “Purchasers”)

and

CHAN WAI HO

CHEN SZE HON JOHNSON

(the “Sellers”)

relating to shares in Magic Empire Global Limited

HASTINGS & CO.

11th Floor, Gloucester Tower

The Landmark, 15 Queen’s Road Central

Hong Kong

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THIS AGREEMENT is dated 22 May 2026 (the “Effective Date”) and made by and among:

(1)	Fu Kam Holdings Limited, a business company established under the laws of British Virgin Islands with registered/company number *** and whose registered office is at *** (the “Purchaser 1”),

(2)	Easefound Investment Limited, a business company established under the laws of British Virgin Islands with registered/company number *** and whose registered office is at *** (the “Purchaser 2”),

(3)	Jming International Trade Company Limited, a limited company established under the laws of Hong Kong with registered/company number *** and whose registered office is at *** (the “Purchaser 3”),

(4)	Quick Cash Technology Limited, a limited company established under the laws of Hong Kong with registered/company number *** and whose registered office is at *** (the “Purchaser 4”), and

(5)	XU XIAOXI 許小喜, holder of Hong Kong identity card number *** and whose correspondence address is at *** (the “Purchaser 5”)

(Purchaser 1, Purchaser 2, Purchaser 3, Purchaser 4 and Purchaser 5, collectively, the “Purchasers” and each a “Purchaser”); and

(6)	CHAN WAI HO 陳偉豪, holder of Hong Kong identity card number *** and whose correspondence address is at *** (the “Seller A”), and

(7)	CHEN SZE HON JOHNSON 陳斯漢, holder of Hong Kong identity card number *** and whose correspondence address is at *** (the “Seller B”)

(Seller A and Seller B, collectively, the “Sellers”, each a “Seller”)

Purchaser 1, Purchaser 2, Purchaser 3, Purchaser 4, Purchaser 5, Seller A and Seller B collectively, the “Parties” and each, a “Party”.

BACKGROUND:

(A)	As at the date of this Agreement, Seller A holds 997,500 Class A ordinary shares and 600,000 Class B ordinary shares of Magic Empire Global Limited (“MEGL” or the “Company”) and Seller B holds 640,750 Class A ordinary shares and 400,000 Class B ordinary shares of the Company. Seller A and Seller B hold in aggregate 1,638,250 Class A ordinary shares and 1,000,000 Class B ordinary shares (the “Sale Shares”), representing 52.1% of the Company’s total issued and outstanding share capital and 89.9% of the total voting rights of the Company.

(B)	MEGL is a company duly incorporated under the laws of the British Virgin Islands and listed on the Nasdaq. The Company’s corporate structure chart is set out in Schedule A.

(C)	Each Seller agrees to sell, and the Purchasers agree to purchase the Sale Shares on the terms and conditions set forth in this Agreement (the “Share Transfers”).

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IT IS AGREED that:

1.	INTERPRETATION

1.1	Definitions

In this Agreement, the following expressions shall have the following meanings except where the context otherwise requires:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person;

“Aggregate Purchase Price” has the meaning given to it in Clause 3.1(b);

“Applicable Laws” means any statute, law, ordinance, regulation, rule, order, judgment, decree, or other requirement or rule of law of any Government Authority applicable to the Parties or the Share Transfers;

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, Hong Kong or the British Virgin Islands are authorized or required by Applicable Law to be closed;

“Class A ordinary shares” refers to Class A ordinary shares, no par value of the Company;

“Class B ordinary shares” refers to Class B ordinary shares, no par value of the Company;

“Closing” has the meaning given to it in Clause 5.1;

“Closing Date” has the meaning given to it in Clause 5.1;

“Company” or “MEGL” has the meaning given to it in Recital (A);

“Conditions” has the meaning given to it in Clause 4.1;

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person; or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person;

“Custodian” has the meaning given to it in Clause 3.2(c);

“Custodian Agreement” means the agreement signed amongst Huang Shufen, Seller A, Seller B and the Sellers’ Solicitors dated 24 April 2026;

“Damages” has the meaning given to it in Schedule F;

“Definitive Documents” means definitive documentation necessary to effect the Share Transfers, including, but not limited to the share transfer instruments, board resolutions, resignation and appointment letters, and any other certificates or filings expressly required under this Agreement to effect the Share Transfers;

“Deposit” means the two cashier orders, in the sum of US$*** and US$*** with Seller A and Seller B as the respective payees deposited with the Sellers’ Solicitors as deposit held under escrow by the Sellers’ Solicitors under the MOU and the Custodian Agreement respectively. For convenience, the Deposit of US$*** for Seller A will be referred to as the “Deposit for SA”, and Deposit of US$*** for Seller B will be referred to as the “Deposit for SB”;

“Effective Date” has the meaning given to it in the Preamble;

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“Encumbrances” means save for Clause 10.9 of this Agreement, any mortgage, charge, pledge, lien, option, right to acquire, right of first refusal, right of pre-emption, assignment, third party interest, other encumbrance or security interest of any kind, title retention, right of set off, counterclaim, trust arrangement or any equity or restriction, and any agreement or obligation to create or grant any of the aforesaid;

“Exchange Act” means the 1934 Exchange Act, as amended;

“GAAP” means United States generally accepted accounting principles, consistently applied;

“GCL” means Giraffe Capital Limited, a company incorporated on 28 June, 2016 under the laws of Hong Kong and is licensed to undertake Type 6 (advising on corporate finance) regulated activity under Schedule 5 of the SFO;

“GCSL” means Giraffe Corporate Service Limited, a company incorporated on 3 August 2023 under the laws of Hong Kong and provides corporate services;

“GFHL” means Giraffe Financial Holdings Limited, a company incorporated on 24 June 2016 under the laws of Hong Kong as an intermediate holding company;

“GIL” means Giraffe Investment Limited, a company incorporated on 22 September 2022 under the laws of Hong Kong as an investment holding company;

“Governmental Approval” means consent, approval, authorisation, order or other action by any Government Authority;

“Government Authority” means any nation or government, any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal;

“Group Companies” or “Group Company” has the meaning given to it in paragraph 3.1 of Schedule D and the MEGL Structure chart is set out in Schedule A;

“HKIAC Rules” has the meaning given to it in Clause 15.2;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“IFRS” means International Financial Reporting Standards, which are a set of accounting standards issued by the International Accounting Standards Board;

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP (or, in the case of the Company, under IFRS), (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes”, (vii) unpaid management fees, (viii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (i) through (vii), and all Indebtedness of another Person referred to in clauses (i) through (viii) above guaranteed directly or indirectly, jointly or severally;

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“Information” has the meaning given to it in Schedule F;

“Insiders” has the meaning given to it in Schedule F;

“Intellectual Property” means all intellectual property rights anywhere in the world, including all: (i) patents, patent applications and intellectual property rights in inventions (whether or not patentable), (ii) trademarks, service marks, trade names, corporate names, logos, slogans (and all translations, adaptations, derivations and combination of the foregoing) and all registrations, applications and renewals in connection therewith, together with all goodwill associated therewith, (iii) copyrights and all registrations and applications in connection therewith, (iv) internet domain names and social media accounts, and (v) trade secrets, and any other intellectual property rights in know-how and confidential information;

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order, which, in relation to the Purchaser, shall include the Securities Act, the Exchange Act, the NASDAQ listing rules and SFO.

“Liability” means any liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise;

“Longstop Date” means thirty (30) days after the Effective Date or any other date mutually agreed among the Parties;

“Losses” has the meaning given to it in Clause 9.1;

“Material Adverse Effect” means any change, circumstance, event, effect or occurrence that would prevent or materially impair or delay the consummation of the Share Transfers;

“MEIL” means Magic Empire Investment Limited, a company incorporated on 22 September 2022 under the laws of Hong Kong as an investment holding company;

“MOU” means the memorandum of understanding signed among Huang Shufen, Seller A, Seller B dated 20 April 2026 in respect of the proposed Share Transfers;

“Nasdaq” means the Nasdaq Stock Market;

“Nasdaq Rules” means the rules and regulations of Nasdaq;

“Notices” has the meaning given to it in Clause 13;

“P1-SA Class A Sale Shares” has the meaning given to it in Schedule B;

“P1-SA Class B Sale Shares” has the meaning given to it in Schedule B;

“P1-SB Class A Sale Shares” has the meaning given to it in Schedule B;

“P1-SB Class B Sale Shares” has the meaning given to it in Schedule B;

“P2-SB Class A Sale Shares” has the meaning given to it in Schedule B;

“P2-SB Class B Sale Shares” has the meaning given to it in Schedule B;

“P3-SA Class A Sale Shares” has the meaning given to it in Schedule B;

“P3-SA Class B Sale Shares” has the meaning given to it in Schedule B;

“P4-SA Class A Sale Shares” has the meaning given to it in Schedule B;

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“P4-SA Class B Sale Shares” has the meaning given to it in Schedule B;

“P5-SA Class A Sale Shares” has the meaning given to it in Schedule B;

“P5-SA Class B Sale Shares” has the meaning given to it in Schedule B;

“Party” or “Parties” has the meaning given to it in the Preamble;

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof;

“Post-Offsetting Aggregate Purchase Price” has the meaning given to it in Clause 3.1(d);

“Purchase Price” has the meaning given to it in Clause 3.1(a);

“Purchaser” or “Purchasers” has the meaning given to it in the Preamble;

“Purchaser Claims” has the meaning given to it in Schedule F;

“Purchaser 1” has the meaning given to it in the Preamble;

“Purchaser 2” has the meaning given to it in the Preamble;

“Purchaser 3” has the meaning given to it in the Preamble;

“Purchaser 4” has the meaning given to it in the Preamble;

“Purchaser 5” has the meaning given to it in the Preamble;

“Releases” has the meaning given to it in Schedule F;

“Representative” means, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources (including potential sources) and other authorized representatives of such Person;

“Sale Shares” has the meaning given to it in Recital (A);

“SEC” means the U.S. Securities and Exchange Commission;

“SEC Filings” means all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC under the Exchange Act, including all exhibits and schedules thereto and documents incorporated by reference therein;

“Second Custodian Agreement” has the meaning given to it in Clause 3.2(c);

“Securities Act” means the 1933 Securities Act, as amended;

“Seller” or “Sellers” has the meaning given to it in the Preamble;

“Seller A” has the meaning given to it in the Preamble;

“Seller B” has the meaning given to it in the Preamble;

“Sellers’ Solicitors” means Hastings & Co, a Hong Kong law firm registered with the Law Society of Hong Kong;

“Sellers’ Warranties” has the meaning given to it in Clause 4.4(a);

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“SFC” means the Securities and Futures Commission of Hong Kong;

“SFC Approval” has the meaning given to it in Clause 4.4;

“SFO” means the Securities Futures Ordinance, Cap. 571 of the Laws of Hong Kong;

“Share Transfers” has the meaning given to it in Recital (C);

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules;

“Substantial Shareholder” has the meaning given to it in section 6 of Schedule 1 of the SFO;

“Takeover Statute” has the meaning given to it in Clause 10.5;

“Transactions” has the meaning given to it in Schedule F;

“Undisclosed Liabilities” of an entity or entities means any Liability, debt, or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS, except for liabilities, debts, or obligations (i) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (ii) that have arisen since the Balance Sheet Date and, the date of the most recent audited financial statements in the ordinary course of business of such entity or entities consistent with past practice, (iii) incurred or arising under or in connection with the transactions, including expenses related thereto, (iv) disclosed in Section 14 of the Disclosure Schedule, or (v) that would not, individually or in the aggregate, reasonably be expected to be material to the business of such entity, or entities taken as a whole;

“US$” or “U.S. dollars” means the lawful currency of the United States of America.

1.2	Interpretation

(a)	References to statutes, statutory provisions or enactments shall, where the context requires, be construed as references to any consolidation, re-enactment, modification or replacement of the same, any statute, statutory provision or enactment of which it is a consolidation, re-enactment, modification or replacement, orders, regulations, instruments and any subordinate legislation in force under any of the same from time to time.

(b)	This Agreement (or any specific provision hereof) or any other document shall be construed as references to this Agreement, that provision or that other document as amended, varied or modified from time to time.

(c)	The Schedules shall form an integral part of this Agreement, and shall have the same force and effect as if expressly set out in the main body of this Agreement and any references to this Agreement include the recitals and schedules which form part of this Agreement for all purposes.

(d)	References in this Agreement to Recitals, Schedules and Clauses are references respectively to the recitals of, schedules to, and clauses of, this Agreement.

(e)	References to paragraphs are to paragraphs of the relevant Schedule.

(f)	A reference to a party is a reference to a party to this Agreement and its successors and permitted assigns.

(g)	Save where specifically required or indicated otherwise:

(i)	words importing one gender shall be treated as importing any gender;

(ii)	words importing individuals shall be treated as importing corporations and vice versa;

(iii)	words importing the singular shall be treated as importing the plural and vice versa;

(iv)	words importing the whole shall be treated as including a reference to any part thereof;

(v)	references to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(vi)	any obligation on a party not to do something includes an obligation not to allow that thing to be done;

(vii)	references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(viii)	any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form;

(ix)	any reference to a document in the “agreed form” is to the form of the relevant document in the terms agreed between the Sellers and the Purchasers prior to or after the execution of this agreement (in each case with such amendments as may be agreed by or on behalf of the Sellers and the Purchasers), and initialled or otherwise agreed in writing by the Sellers and the Purchasers;

(x)	any reference to time is to Hong Kong time;

(xi)	references to a day are to a period of 24 hours running from midnight to midnight; and

(h)	clause and paragraph headings are inserted for ease of reference only and shall not affect the interpretation or construction of this Agreement.

2.	Sale and purchase

2.1	Subject to the terms and conditions of this Agreement, at Closing, the Sellers as legal and beneficial owner, shall, sell the Sale Shares to the Purchasers, and the Purchasers shall acquire the Sale Shares free from all Encumbrances, together with all rights and benefits now and hereafter paid, declared or made thereto at Closing.

2.2	The Sellers’ respective obligations, covenants, undertakings, warranties, representations and liabilities under this Agreement are given or assumed on a several and not joint basis.

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2.3	Neither the Seller nor the Purchaser shall be obliged to complete the Share Transfers unless the Share Transfers are completed simultaneously.

2.4	On the Closing Date, the Share Transfers shall complete among the Sellers and the Purchasers as set out in Schedule B.

3.	purchase PRICE

3.1	Purchase Price

(a)	The purchase price (the “Purchase Price”) for the Sale Shares is US$0.7533 per Class A ordinary share and US$15.0659 per Class B ordinary share.

(b)	The aggregate purchase price (the “Aggregate Purchase Price”) for the Sale Shares is US$*** and is payable on the Closing Date.

(c)	In accordance with Clause 4.5 of the MOU and Clause 2.5 of the Custodian Agreement, where the Custodian receives joint written instruction from the Sellers and the Purchasers that Closing is to proceed under this Agreement, the Deposit shall be applied to offset the Aggregate Purchase Price payable by Purchaser 1 at Closing.

(d)	The Aggregate Purchase Price, after the offsetting as referred to in Clause 3.1(c) (the “Post-Offsetting Aggregate Purchase Price”) payable to each Seller shall be apportioned between the Sellers as set out in Schedule C.

3.2	Payment Mechanics

(a)	All payments to be made to each of the Sellers under this Agreement shall be made in U.S. dollars by bank draft issued by licensed banks in Hong Kong.

(b)	The Post-Offsetting Aggregate Purchase Price shall be satisfied by the Purchasers by way of delivering bank drafts (issued to the respective Sellers in amounts in accordance with Schedule C) to the Sellers’ Solicitors upon execution of this Agreement and the Second Custodian Agreement.

(c)	Under the Second Custodian Agreement to be entered into among the Sellers, the Purchasers and the Sellers’ Solicitors on the Effective Date, the Sellers’ Solicitors (the “Custodian”) shall hold the bank drafts referred to in Clause 3.2(b) in escrow and shall release such bank drafts to the Sellers only upon a joint written notice by the Sellers and the Purchasers to the Custodian confirming that all of the Sellers’ Closing obligations as set out in Clause 5.2(a) to Clause 5.2(f) have been fulfilled.

4.	closing conditions

4.1	Closing is subject to and conditional upon:

(a)	the Conditions in Clause 4.4 being satisfied by the Sellers (or waived by the Purchasers in accordance with clause 4.3) by or before 6.00 pm on the Longstop Date, and

(b)	the Conditions in Clause 4.5 being satisfied by the Purchasers (or waived by the Sellers in accordance with clause 4.3) by or before 6.00 pm on the Longstop Date.

4.2	The Sellers and the Purchasers shall use all reasonable commercial endeavours to procure (so far as it lies within their respective powers so to do) that the Conditions referred to in Clause 4.1 are satisfied as soon as practicable and in any event no later than the Longstop Date.

4.3	Any of the Conditions set out in Clause 4.4 to be satisfied by the Sellers may be waived by the Purchasers by notice in writing to the Sellers before the Longstop Date. Any of the Conditions set out in Clause 4.5 to be satisfied by the Purchasers may be waived by the Sellers by notice in writing to the Purchasers before the Longstop Date.

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4.4	Conditions to the Obligations of the Purchasers

The obligation of the Purchasers to consummate the Share Transfers is subject to the fulfilment (or waiver thereof) at or prior to the Closing of each of the following conditions:

(a)	Each of the representations and warranties of the Sellers (the “Sellers’ Warranties”) set forth in Schedule D shall be true, accurate and not misleading in all respects as of the Effective Date and as of the Closing Date (by reference to the facts and circumstances then subsisting).

(b)	The Sellers shall have taken all necessary actions required for the execution, delivery and performance of this Agreement and any other Definitive Documents to which each Seller is a party to.

(c)	The Sellers shall have procured the Company to obtain all necessary corporate approvals, to the extent applicable, required for the execution, delivery and performance of this Agreement and any of the Definitive Documents.

(d)	Subject to the satisfaction of certain know-your-client procedure as required by the Company’s registered agent, the Company shall have adopted proper resolutions to appoint Huang Shufen, Feng Jingxin and Yang Ke upon Closing as members of the board of directors of the Company.

(e)	Subject to the satisfaction of certain know-your-client procedure as required by the GCSL’s registered agent, GCSL shall have adopted proper resolutions to appoint Huang Shufen, Feng Jingxin and Yang Ke upon Closing as members of the board of directors of GCSL.

(f)	The Sellers shall procure that the respective mandates of the bank accounts maintained by MEGL and GCSL with their banker(s) are revised in such manner as the Purchasers may require and to the Purchasers’ reasonable satisfaction, including but not limited to, (i) the appointment of one or more authorized signatories of each of such bank accounts as designated by the Purchasers, (ii) that such designees are the only authorized signatories and (iii) that such designees have sole and full control of the respective accounts and in possession of all authorisation and verification means.

(g)	Since the Effective Date, (i) the Company has received no written notice of non-compliance from Nasdaq or the SEC that remains uncured for more than 15 Business Days and that would reasonably prevent the Share Transfers from Closing; (ii) there has been no suspension from trading of the Company’s securities on Nasdaq for more than 10 consecutive trading days; or (iii) Nasdaq has not initiated formal delisting proceedings against the Company.

For the avoidance of doubt, each of the Purchasers acknowledges, confirms and agrees that: (a) it is the Purchasers’ sole responsibility as Substantial Shareholder of GCL (being a licenced corporation under the SFO) after Closing to obtain the approval of the SFC (the “SFC Approval”) in respect of: (i) the change in the shareholding structure of GCL and (ii) continuing to be the Substantial Shareholder of GCL as a result of the Share Transfers and (b) obtaining SFC Approval should not in any way be construed as a Condition to Closing.

4.5	Conditions to the Obligations of the Sellers

The obligation of the Sellers to consummate the Share Transfers is subject to the fulfilment (or waiver thereof) at or prior to the Closing of each of the following conditions:

(a)	Each of the representations and warranties of the Purchasers (the “Purchasers’ Warranties”) set forth in Schedule E shall be true, accurate and not misleading in all respects as of the Effective Date and as of the Closing Date (by reference to the facts and circumstances then subsisting).

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(b)	The Purchasers shall have obtained all necessary internal corporate, regulatory or other approvals required for the execution, delivery and performance of this Agreement and any other Definitive Documents to which each Purchaser is a party.

(c)	The Purchasers shall have notified the Sellers and the Company in writing the names of the persons to be appointed as members of the board of directors of the Company upon Closing as referred to in Clause 4.4(d).

(d)	The Purchasers shall have notified the Sellers and the Company in writing the manner the respective mandates of the bank accounts maintained by MEGL and GCSL be revised as referred to in Clause 4.4(f).

4.6	Acknowledgement Regarding Insider Trading Policy

The Parties acknowledge and agree that the Share Transfers contemplated by this Agreement are the result of a privately negotiated transaction. The Parties agree that the public announcement of this Agreement and the Share Transfers, as required by Applicable Laws, shall serve as the means of public dissemination of the material non-public information related to the Share Transfers and other transactions contemplated by this Agreement.

5.	closing

5.1	Closing

Subject to the terms and conditions of this Agreement, closing (the “Closing”) of the Share Transfers contemplated by this Agreement shall take place no later than three (3) Business Days after the satisfaction (or waiver thereof) of all the conditions set forth in Clause 4 (or at such other date as the Parties may agree in writing) remotely via the exchange of documents and signatures OR at the Sellers’ Solicitors’ office at 11/F., Gloucester Tower, the Landmark, 15 Queen’s Road Central, Hong Kong (or such other place as the Parties may mutually agree) on the date (the “Closing Date”) Date at or before 12:30 p.m. at which time the matters as set out in Clause 5.2 shall be simultaneously transacted.

5.2	Closing Deliverables

(a)	At the Closing, the following events shall occur to the satisfaction of the Purchasers:

(i)	with the Sellers delivering, or causing to be delivered to the Purchasers:

(A)	a copy of the Company’s board resolutions approving the appointments of new directors under Clause 4.4(d);

(B)	a copy of the GCSL’s board resolutions approving the appointments of new directors under Clause 4.4(e);

(C)	a copy of the Company’s register of directors, updated as of the Closing Date, reflecting the appointments of directors under Clause 4.4(d);

(D)	a copy of the GCSL’s register of directors, updated as of the Closing Date, reflecting the appointments of directors under Clause 4.4(e);

(E)	a copy of each of the resignation letters duly executed by Seller A and Seller B in their respective capacity as director of the Company immediately before Closing;

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(F)	a copy of the bank balance page of the bank account(s) of MEGL as of the Closing Date evidencing the maintenance of a total bank balance of no less than US$10,000,000; and

(G)	a legal opinion from the BVI counsel of the Company in form and substance reasonably satisfactory to the Purchaser.

(b)	At the Closing, the following events shall occur to the satisfaction of the Purchaser 1:

(i)	Seller A shall deliver or procure the delivery of the original instrument(s) of transfer in respect of (A) P1-SA Class A Sale Shares and (B) P1-SA Class B Sale Shares duly executed by Seller A in favour of Purchaser 1;

(ii)	Seller B shall deliver or procure the delivery of the original instrument(s) of transfer in respect of (A) P1-SB Class A Sale Shares and (B) P1-SB Class B Sale Shares duly executed by Seller B in favour of Purchaser 1;

(iii)	the Sellers shall deliver or procure the delivery of a copy of statement of account issued by VStock Transfer LLC (“Vstock”) as of the Closing Date, reflecting Purchaser 1 as holder of : (A) P1-SA Class A Sale Shares, (B) P1-SA Class B Sale Shares; (C) P1-SB Class A Sale Shares and (D) P1-SB Class B Sale Shares;

(c)	At the Closing, the following events shall occur to the satisfaction of the Purchaser 2:

(i)	Seller B shall deliver or procure the delivery of the original instrument(s) of transfer in respect of (A) P2-SB Class A Sale Shares and (B) P2-SB Class B Sale Shares duly executed by Seller B in favour of Purchaser 2;

(ii)	Seller B shall deliver or procure the delivery of a copy of statement of account issued by VStock, updated as of the Closing Date, reflecting Purchaser 2 as holder of: (A) P2-SB Class A Sale Shares, and (B) P2-SB Class B Sale Shares;

(d)	At the Closing, the following events shall occur to the satisfaction of the Purchaser 3:

(i)	Seller A shall deliver or procure the delivery of the original instrument(s) of transfer in respect of (A) P3-SA Class A Sale Shares and (B) P3-SA Class B Sale Shares duly executed by Seller A in favour of Purchaser 3;

(ii)	Seller A shall deliver or procure the delivery of a copy of statement of account issued by VStock, updated as of the Closing Date, reflecting Purchaser 3 as holder of: (A) P3-SA Class A Sale Shares, and (B) P3-SA Class B Sale Shares;

(e)	At the Closing, the following events shall occur to the satisfaction of the Purchaser 4:

(i)	Seller A shall deliver or procure the delivery of the original instrument(s) of transfer in respect of (A) P4-SA Class A Sale Shares and (B) P4-SA Class B Sale Shares duly executed by Seller A in favour of Purchaser 4;

(ii)	Seller A shall deliver or procure the delivery of a copy of statement of account issued by VStock, updated as of the Closing Date, reflecting Purchaser 4 as holder of: (A) P4-SA Class A Sale Shares, and (B) P4-SA Class B Sale Shares;

(f)	At the Closing, the following events shall occur to the satisfaction of the Purchaser 5:

(i)	Seller A shall deliver or procure the delivery of the original instrument(s) of transfer in respect of (A) P5-SA Class A Sale Shares and (B) P5-SA Class B Sale Shares duly executed by Seller A in favour of Purchaser 5;

(ii)	Seller A shall deliver or procure the delivery of a copy of statement of account issued by VStock, updated as of the Closing Date, reflecting Purchaser 5 as holder of: (A) P5-SA Class A Sale Shares, and (B) P5-SA Class B Sale Shares;

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(g)	At the Closing, each of the Purchasers shall provide, to the satisfaction of the Sellers, to each of the Sellers copies of written resolutions or minutes of meetings of the respective board and shareholders of each of the Purchasers approving the matters set out below; provided that, where a Purchaser is a natural person, this Clause 5.2(g) shall not apply:

(i)	respective Share Transfer(s) of that particular Purchaser and the entry of that Purchaser into this Agreement;

(ii)	the appointment of the director designated by that particular Purchaser as referred to in Clause 4.4(d);

(iii)	the specific changes to made to the mandates of the bank accounts maintained by MEGL and GCSL as referred to in Clause 4.4(f);

(h)	At the Closing, against the delivery and matters completed pursuant to Clause 5.2(a) to Clause 5.2(f) above and in accordance with Clause 2.5 of the Custodian Agreement and the terms of the Second Custodian Agreement, the Sellers and the Purchasers shall send a joint written notification to the Custodian: (i) informing the Custodian that all of the Sellers’ Closing obligations as set out in Clause 5.2(a) to Clause 5.2(f) have been fulfilled and Closing of the Share Transfers shall take place, and (ii) instructing that the Custodian release and deliver to the Sellers: (A) the Post-Offsetting Aggregate Purchase Price the bank drafts in accordance with Clause 3.2 and (B) the Deposit in accordance with Clause 2.5 of the Custodian Agreement.

(i)	For avoidance of doubt, the respective portions of the Post-Offsetting Aggregate Purchase Price to be paid to the Sellers are as follows:

(i)	US$*** (being the P1-SA Purchase Price) to be paid by Purchaser 1 or its sole shareholder to Seller A;

(ii)	US$*** (being the P3-SA Purchase Price) to be paid by Purchaser 3 or its sole shareholder to Seller A;

(iii)	US$*** (being the P4-SA Purchase Price) to be paid by Purchaser 4 or its sole shareholder to Seller A;

(iv)	US$*** (being the P5-SA Purchase Price) to be paid by Purchaser 5 to Seller A;

(v)	US$*** (being the P1-SB Purchase Price) to be paid by Purchaser 1 or its sole shareholder to Seller B; and

(vi)	US$*** (being the P2-SB Purchase Price) to be paid by Purchaser 2 or its sole shareholder to Seller B.

5.3	Post-Closing Matters

(a)	As promptly as practicable following the Closing, but in any event within the timeframe required by Applicable Laws and Nasdaq Rules, the Purchasers shall cause the Company to file with the SEC a report on Form 6-K or other appropriate disclosure document announcing the consummation of the Share Transfers and the change of control.

(b)	As promptly as practicable following the Closing, but in any event no later than three (3) Hong Kong Business Days, the Purchasers shall make an application to the SFC of the change of control and continuing to be a substantial shareholder of GCL as referred to in Clause 4.4.

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5.4	Further Assurances

(a)	Each Party shall at its own expense and shall procure any relevant third party shall, promptly execute and deliver such instruments and documents, and do or cause to done all things as reasonably require from time to time for the purpose of giving full effect to this Agreement.

(b)	In the event that for whatever reason:

(i)	Closing has not occurred by the Longstop Date, and/or

(ii)	this Agreement is terminated in accordance with Clause 12, AND

(iii)	certain deliverables in anticipation of the Closing as set out in Clause 5.2 have been acted upon in favour of the Purchasers,

the Purchasers shall take, or procure any relevant third party to take actions, and to do, or cause to be done all things necessary (including but not limited to executing and delivering instruments and documents) to restore the Sellers to their original position prior to the Effective Date.

(c)	The Purchasers acknowledge, confirm and agree that the return of the bank drafts relating to the Post-Offsetting Aggregate Purchase Price as referred to in Clause 3.2(b) to the Purchasers shall at all times be subject to and conditional upon the fulfilment by the Purchasers of the actions and things referred to in Clause 5.4(b) above to the satisfaction of the Sellers.

6.	REPRESENTATIONS AND WARRANTIES of the SELLERS

6.1	Each of the Sellers represents and warrants to the Purchasers the statements contained in Schedule D are true, accurate and not misleading in all respects as of the Effective Date and as of the Closing Date (by reference to the facts and circumstances then subsisting).

6.2	Save for the Sellers’ Warranties set out in Schedule D, the Sellers do not make and have not made any other representations or warranties, express or implied, to the Purchasers.

6.3	The Sellers shall not at any time without the prior written consent of the Purchasers do or omit to do, or permit or procure any other person to do or omit to do, any act or thing the doing or omission of which would (or would be likely to) cause, constitute or result in a breach of any of the Sellers’ Warranties.

6.4	Each of the Sellers’ Warranties is a separate and independent warranty, representation or undertaking and save as expressly provided shall not be limited or restricted by reference to or inference from the terms of any other Sellers’ Warranties or any other terms of this Agreement.

6.5	The Sellers shall promptly notify the Purchasers in writing of any matter or thing of which the Sellers become aware after the date hereof and before Closing is a breach of or inconsistent in any material respect with any of the Sellers’ Warranties herein contained.

7.	REPRESENTATIONS AND WARRANTIES of the PURCHASERS

7.1	Each of the Purchasers hereby represents and warrants to the Sellers that the statements contained in Schedule E are true, accurate and not misleading in all respects as of the Effective Date and as of the Closing Date (by reference to the facts and circumstances then subsisting).

7.2	Each of the Purchasers undertakes to promptly notify the Sellers in writing of any matter which becomes known before Closing to the Purchaser and which is inconsistent with any of the Purchasers’ Warranties or which would cause any of the Purchasers’ Warranties to be untrue, incorrect or misleading in any material respects.

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7.3	The Purchasers shall not at any time without the prior written consent of the Sellers do or omit to do, or permit or procure any other person to do or omit to do, any act or thing the doing or omission of which would (or would be likely to) cause, constitute or result in a breach of any of the Purchasers’ Warranties.

7.4	Each of the Purchasers’ Warranties shall be construed as a separate warranty, representation or undertaking and save as expressly provided shall not be limited or restricted by reference to or inference from the terms of any other Purchasers’ Warranties or any other terms of this Agreement.

8.	INTERIM CONVENANTS

8.1	Conduct of Business by the Purchaser Pending the Acquisition. The Sellers agree, jointly and severally, that, from the date of this Agreement until the earlier of the Closing or termination of this Agreement pursuant to Section 12, except as (x) required by applicable Law or (y) expressly contemplated or permitted by this Agreement, unless the Sellers shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed beyond five (5) business days from receipt of a written request, after which consent shall be deemed given), (i) to procure the Group Companies to conduct its businesses in all material respects in the ordinary course of business in a manner consistent with past practice; and (ii) to use their commercially reasonable efforts to preserve the assets and the business organization of the Group Companies in all material respects, to keep available the services of the current officers and key employees of the Group Companies and to maintain in all material respects the current relationships of the Group Companies with existing customers, suppliers and other persons with which the Group Companies has material business relations as of the date hereof.

Without limiting the generality of the foregoing paragraph, from the date of this Agreement until the earlier of the Closing and termination of this Agreement pursuant to Section 12, except as (x) required by applicable Law or (y) expressly contemplated or permitted by this Agreement, the Sellers shall not and shall not permit the Group Companies to, directly or indirectly, do or propose to do any of the following without the prior written consent of the Purchasers (which consent shall not be unreasonably withheld, conditioned or delayed beyond five (5) business days, after which consent shall be deemed given):

(a)	amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

(b)	appoint any directors to the board of directors or change the size of the board of directors;

(c)	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any Subsidiary of the Company to the Company or any of its other Subsidiaries);

(d)	effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, public offering or similar transaction involving any entity of the Group Companies, or public offer of any new Subsidiary, other than as contemplated by this Agreement;

(e)	acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$500,000 in any transaction or related series of transactions;

(f)	incur any additional debt or guarantee any indebtedness for borrowed money of any third party except for the incurrence or guarantee of indebtedness not in an aggregate amount in excess of US$500,000, and excluding intercompany indebtedness among the Group Companies;

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(g)	other than expenditures necessary to maintain assets in good repair consistent with the past practice or pursuant to the Group Companies ‘s operating plan in effect as of the date hereof, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$500,000 or capital expenditures which are, in the aggregate, in excess of US$1,500,000 for the Group Companies taken as a whole;

(h)	enter into, amend, modify, consent to the termination of, or waive any material rights under, any material contract (or any contract that would be a material contract if such contract had been entered into prior to the date hereof) that is material to the business of the Group Companies taken as a whole that calls for annual aggregate payments of US$500,000 or more which cannot be terminated without material surviving obligations or material penalty upon notice of ninety (90) days or less;

(i)	enter into any contract between the Company or any of its Subsidiaries, on the one hand, and any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) of the Company or any of its Subsidiaries, on the other hand, except for contracts solely between the Company and/or its wholly-owned Subsidiaries;

(j)	terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which are not promptly replaced by a comparable amount of insurance coverage;

(k)	fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every item of Intellectual Property owned by the Group Companies, except where such failure would not reasonably be expected to be material to the Group Companies taken as a whole;

(l)	enter into, or propose to enter into, any transaction involving any material earn-out or similar payment payable by any Purchaser Group Company, to any third party, other than payments in connection with purchases of vehicles, plant, equipment, supplies or computers in the ordinary course of business;

(m)	engage in the conduct of any new line of business material to the Group Companies, taken as a whole;

(n)	make or change any material tax election, materially amend any tax return (except as required by applicable Law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting; or

(o)	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

9.	INDEMNIFICATION

9.1	Indemnification by the Sellers

(a)	Effective as of the Closing, each of the Sellers shall severally but not jointly indemnify and hold harmless the Purchasers against any losses, damages, liens, penalties, costs and expenses, including reasonable professional advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing (collectively, “Losses”) actually incurred or suffered by the Purchasers, as a result of, arising out of or in connection with (i) any breach, or inaccuracy in any Sellers’ Warranties as set out in Schedule D of this Agreement; and (ii) and any breach or violation of, or failure to perform, any obligations to be performed by the Sellers prior to the Closing under this Agreement, except to the extent that such Losses arise out of or result from the willful misconduct or gross negligence of the Purchasers.

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(b)	The aggregate liability of Seller A for all claims from the Purchasers shall be subject to a limit of 100% of the portion of the Aggregate Purchase Price received by Seller A, which is the sum of : (i) P1-SA Purchase Price, (ii) P3-SA Purchase Price, (iii) P4-SA Purchase Price, (iv) P5-SA Purchase Price, and (v) Deposit for SA.

(c)	The aggregate liability of Seller B for all claims from the Purchasers shall be subject to a limit of 100% of the portion of the Aggregate Purchase Price received by Seller B, which is the sum of: (i) P1-SB Purchase Price, (ii) P2-SB Purchase Price, and (iii) Deposit for SB.

9.2	Indemnification by the Purchasers

Effective as of the Closing, each of the Purchasers shall indemnify and hold harmless the Sellers against any Losses actually incurred or suffered by the Sellers, as a result of, arising out of or in connection with (i) any breach, or inaccuracy in any Purchasers’ Warranties as set out in Schedule E of this Agreement; (ii) and any breach or violation of, or failure to perform, any obligations to be to be performed by the Purchasers prior to the Closing under this Agreement; (iii) any act, omission, or misconduct of any Purchaser or any Group Company occurring after the Closing; (iv) any claim, demand, action, proceeding, or investigation asserted against any Seller (in their capacity as former director, officer, or shareholder of any Group Company) that arises solely from events, acts, or omissions occurring after the Closing, except to the extent that such Losses arise out of or result from the willful misconduct or gross negligence of the Sellers.

9.3	Time Limit to Claims

The indemnifying party/parties (the Seller(s) in Clause 9.1 and the Purchasers in Clause 9.2) shall not be liable for any claim made under Clause 9.1 or Clause 9.2 as the case may be unless the indemnified party/parties (the Purchasers in Clause 9.1 and the Seller(s) in Clause 9.2) has/have notified the indemnifying parties of such claim, specifying (in reasonably sufficient details) the matter giving rise to the claim, the nature of the claim and so far as practicable, the amount claimed, within twelve (12) months after the Closing.

9.4	Exclusions

Notwithstanding the generality of the foregoing, the Parties hereto agree that no indemnifying party shall be liable in respect of a claim where the matter, event or circumstance giving rise to the claim occurs, arises or is otherwise increased as a result of or as a consequence of:

(a)	any voluntary act, omission or transaction after the Closing Date on the part of the Purchasers or the Company or which arises from something done or omitted to be done at the written request of the Purchasers or the Company or with the written consent of the Purchasers or the Company;

(b)	any retrospective change in the Applicable Laws in Hong Kong, the U.S., the British Virgin Islands or any other relevant Governmental Authority in the above-mentioned jurisdictions coming into force after the Closing Date; and

(c)	any change introduced or having effect after the date of this Agreement in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company or any of its Subsidiaries.

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10.	ADDITIONAL AGREEMENTS

10.1	Confidentiality

(a)	Except as necessary to complete the applicable SEC filings or obtain the requisite regulatory approvals, each Party shall hold and shall cause its Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Laws, all documents and information concerning the other Parties furnished to it by such other Parties or their Representatives in connection with the Share Transfers contemplated by this Agreement (except to the extent that such information can be shown to have been:

(i)	previously known by the Party to which it was furnished;

(ii)	in the public domain through no fault of such Party; or

(iii)	later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other Person, except its Representatives in connection with this Agreement.

(b)	If any Party believes that it is required to disclose any such confidential information pursuant to Applicable Laws, such Party shall give timely written notice to the other Parties so that such Parties may have an opportunity to obtain a protective order or other appropriate relief.

(c)	Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Parties if it exercises the same care as it takes to preserve confidentiality for its own similar information.

(d)	The Parties acknowledge that some previously confidential information will be required to be disclosed in the applicable SEC filings.

10.2	Notification of Certain Matters

Until the earlier of the Closing and termination of this Agreement, each of the Sellers and the Purchasers shall promptly notify the other in writing of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Share Transfers;

(b)	any notice or other communication from any Governmental Authority in connection with the Share Transfers;

(c)	any actions commenced or, to the knowledge of the Sellers or the knowledge of the Purchasers, threatened against the Sellers, the Company or any of its Subsidiaries or the Purchasers and any of its Subsidiaries, as the case may be, that, if pending on the Effective Date, would have been required to have been disclosed by such Party pursuant to any of such Party’s representations and warranties contained herein, or that relate to such Party’s ability to consummate the Share Transfers; and

(d)	if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such Party set forth in this Agreement shall have occurred that would cause the conditions set forth in Clause 4.1 or Clause 4.2 not to be satisfied;

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10.3	Further Action; Reasonable Best Efforts

(a)	Upon the terms and subject to the conditions of this Agreement, each of the Parties and their respective Affiliates shall:

(i)	make promptly its respective filings, and thereafter make any other required submissions, with each relevant Government Authority with jurisdiction over enforcement of any applicable antitrust or competition laws with respect to the Share Transfers, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including:

(A)	obtaining consent (such consent not to be unreasonably withheld, conditioned or delayed) from the other Parties promptly before making any substantive communication (whether verbal or written) with any Government Authority in connection with such filings or submissions; (B) permitting the other Parties to review in advance, and consulting with the other Parties on, any proposed filing, submission or communication (whether verbal or written) by such Party to any Government Authority; and

(B)	giving the other Parties the opportunity to attend and participate at any meeting with any Government Authority in respect of any inquiry); and

(ii)	cooperate with the other Parties and use its reasonable best efforts, and cause its Affiliates to use their respective reasonable best efforts, to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Share Transfers, including employing such resources as are necessary to obtain the requisite regulatory approvals; provided that none of the Purchasers, its Affiliates or their respective Representatives shall be required to accept any onerous condition or mitigation measure imposed upon it that would materially and adversely affect its interest in the Share Transfers, including, without limitation, to commit to or effect, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its or any of its Affiliates’ or portfolio companies’ assets, properties or businesses, or accept any prohibition or limitation on the ownership or operation of, or any arrangement that would apply to, any of its or any of its Affiliates’ or portfolio companies’ assets, properties or businesses.

(b)	Each Party shall, upon request by any other Party, furnish such other Party with all information concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Purchasers, the Company or any of their respective Subsidiaries to any third party and/or any Government Authority in connection with the Share Transfers.

10.4	Public Announcements

(a)	Except as may be required by Applicable Laws, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Sellers and the Purchasers.

(b)	Thereafter, at any time prior to termination of this Agreement, the Purchasers and the Sellers shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Share Transfers and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by Applicable Laws or rules and policies of the Nasdaq, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation, provided, however, that nothing herein shall prevent any Party from making any public announcement or filing that it determines in good faith, upon advice of counsel, is required by Applicable Laws or the Nasdaq Rules, including the filing of a Form 6-K or Schedule 13D.

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10.5	Takeover Statutes

If any “business combination,” “fair price,” “moratorium,” “control share acquisition”, “change of control” or other similar anti-takeover statute or regulation (the “Takeover Statute”) is or may become applicable to any of the Share Transfers, the Parties shall use their respective reasonable best efforts:

(a)	to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Share Transfers and

(b)	if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Share Transfer may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Share Transfer.

10.6	Account Payables

(a)	The Sellers shall procure that: (i) all account payables of the Group Companies accrued on or before the Closing Date are paid in full in the ordinary course of business; and (ii) the Company prepares and finalizes its unaudited consolidated financial statements for the six-month period ending 30 June, 2026. All reasonable and documented third-party costs associated with the preparation and filing of the Form 6-K containing such unaudited consolidated financial statements for the six-month period ending 30 June, 2026 shall be borne by the Company.

(b)	The Purchasers shall be responsible for: (i) any and all account payables of the Group Companies accrued after the Closing Date; and (ii) the preparation, audit, and filing of the Company’s consolidated financial statements for all periods ending after 30 June, 2026, including for the fiscal year ending 31 December, 2026. For the avoidance of doubt, while the Purchasers shall manage the overall audit process for the fiscal year ending 31 December, 2026, the Sellers shall cause the Company to be responsible for the costs attributable to the preparation and review of the unaudited consolidated financial statements for the six-month period ended 30 June, 2026 as set forth in Clause 10.6(a)(ii).

10.7	Management of Giraffe Financial Holdings Limited Giraffe Capital Limited, Giraffe Investment Limited and Magic Empire Investment Limited

Notwithstanding anything to the contrary contained herein or therein, Mr. CHAN Wai Ho and CHEN Sze Hon Johnson shall remain responsible for the management and operation of GFHL, GCL, GIL and MEIL. Mr. CHAN Wai Ho and CHEN Sze Hon Johnson, jointly and severally, undertakes to ensure the business of GFHL, GCL, GIL and MEIL shall be conducted in the ordinary course of business in a manner consistent with past practice and in compliance with the applicable Law. Mr. CHAN Wai Ho and CHEN Sze Hon Johnson (collectively, the “Indemnifying Parties”) shall bear all expenses, compensation, and liabilities relating to the employment of each of GFHL, GCL, GIL and MEIL (collectively, the “Indemnified Group Companies”). The Indemnifying Parties shall, jointly and severally, indemnify, defend, and hold harmless the Purchasers, their Affiliates, and each of their respective directors, officers, employees, agents, and representatives (collectively, the “Purchaser Indemnified Parties”), from and against any and all losses, liabilities, damages, claims, demands, actions, judgments, costs, and expenses (including, without limitation, wages, bonuses, incentive payments, statutory or contractual severance, termination payments, employment service fees, benefits, insurance or statutory contributions, and any claims, demands, or proceedings) arising out of, relating to, or in connection with (i) any Undisclosed Liabilities of each of the Indemnifying Group Companies arising before the Closing, or (ii) any employment or labor matters of each of the Indemnifying Group Companies, whether arising before, on, or after the Closing. All such amounts shall be borne solely by the Indemnifying Parties on a full indemnity basis and shall be paid promptly upon demand.

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10.8	Non-reliance Letter

Notwithstanding anything to the contrary contained herein, the Purchasers hereby agrees to the terms set forth under Schedule F of this Agreement.

10.9	Lock-Up Period

The Purchasers hereby agrees that it will not during the period commencing on the Closing Date and ending on the first day of the Window (as defined in the Company’s Insider Trading Policy) for the publication of the financial results for the year ending 31 December, 2026:

(a)	lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Sale Shares, or

(b)	enter into any swap, hedging, or other transaction or arrangement that transfers, or is designed to transfer, to another, in whole or in part, any of the economic consequences of ownership, directly or indirectly, of such Sale Shares, whether or not any such transaction or arrangement described in clause (a) or (b) above is to be settled by delivery of Sale Shares or other securities, in cash, or otherwise.

11.	Fees and expenses

Each of the Parties will be responsible for its own fees, costs and expenses incurred in connection with this Agreement, and the negotiations and discussions of this Agreement and any of the Definitive Documents.

12.	Termination

12.1	This Agreement may be terminated at any time prior to the Closing:

(a)	written consent of all Parties;

(b)	by either Party if the Closing of the Share Transfers have not occurred by the Longstop Date due to no fault of either Party;

(c)	by the Purchasers if any of the following events occur:

(i)	a written notice of non-compliance from Nasdaq or the SEC that remains uncured for more than 15 Business Days and that would reasonably prevent the Share Transfers from Closing;

(ii)	the Company’s securities are suspended from trading on Nasdaq for more than 10 consecutive trading days;

(iii)	Nasdaq has initiated formal delisting proceedings against the Company; or

(d)	by the Purchasers if the Sellers (i) breach the Sellers’ Warranty in paragraph 1 to 16 of Schedule D and (ii) such breach is not cured within 10 Business Days after written notice to the Sellers;

(e)	by the Sellers if the termination of this Agreement and/or the non-fulfilment of the Purchasers’ Conditions for Closing as set out in Clause 4.5 without cause (i.e. not under Clauses 12.1(a), 12.1 (b) or 12.1(c) above).

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12.2	If this Agreement is terminated pursuant to this Clauses 12.1 above, this Agreement will be of no further force or effect except for:

(a)	any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination (including Clause 1 (Interpretation), Clause 9 (Indemnification), Clause 10.1 (Confidentiality), Clause 13 (Notices), Clause 14 (Miscellaneous), Clause 15 (Governing Law and Dispute Resolution), each of which shall remain in full force and effect;

(b)	any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination.

12.3	If this Agreement is terminated by all Parties pursuant to the provision of Clause 12.1(a), the Purchaser and the Sellers may send a joint written instruction to the Custodian to return the bank drafts relating to the Post-Offsetting Aggregate Purchase Price as referred to in Clause 3.2(b) to the Purchasers.

12.4	If this Agreement is terminated by the Purchasers pursuant to the provision of Clause 12.1(b) or Clause 12.1(c), the Purchaser may singly send a written instruction to the Custodian to return the bank drafts relating to the Post-Offsetting Aggregate Purchase Price as referred to in Clause 3.2(b) to the Purchasers.

12.5	If this Agreement is terminated by the Sellers pursuant to the provision of Clause 12.1(e), the Sellers may singly send a written instruction to the Custodian to return the bank drafts relating to the Post-Offsetting Aggregate Purchase Price as referred to in Clause 3.2(b) to the Purchasers.

13.	Notices

13.1	Any notice, claim or demand in connection with this Agreement shall be in writing, in English language, (each a “Notice”), and shall be delivered or sent to the recipient at its fax number or address listed below, or any other fax number or address notified to the sender by the recipient for the purposes of this Agreement:

(a)	in the case of a Notice to Purchaser 1, shall be sent to:

Name: Fu Kam Holdings Limited

Address: ***

Attention: HUANG SHUFEN

(b)	in the case of a Notice to Purchaser 2, shall be sent to:

Name: Easefound Investment Limited

Address: ***

Attention: FENG JINGXIN

(c)	in the case of a Notice to Purchaser 3, shall be sent to:

Name: Jming International Trade Company Limited

Address: ***

Attention: WANG WENTAO

(d)	in the case of a Notice to Purchaser 4, shall be sent to:

Name: Quick Cash Technology Limited

Address: ***

Attention: LIU BOWEN

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(e)	in the case of a Notice to Purchaser 5, shall be sent to:

Name: Xu Xiaoxi

Address: ***

Attention: XU XIAOXI

(f)	in the case of a Notice to Seller A, shall be sent to:

Name: Chan Wai Ho

Address: ***

Attention: CHAN WAI HO

(g)	in the case of a Notice to Seller B, shall be sent to:

Name: Chen Sze Hon Johnson

Address: ***

Attention: CHEN SZE HON JOHNSON

13.2	Any notice shall be deemed to have been served: (a) if served by hand, when delivered and proof of delivery is obtained by the delivery party, (b) if served by overnight courier, on the next Business Day, or (c) if sent by facsimile, when despatched subject to confirmation of uninterrupted transmission by a transmission report, provided that any notice despatched by facsimile after 5:00 p.m. on any day shall be deemed to have been received at 9:00 a.m. on the next Business Day. Any notice received on a Sunday or public holiday shall be deemed to have been received on the next Business Day.

14.	MIscellaneous

14.1	This Agreement (including the Recital and Schedules), together with any documents referred to herein or executed contemporaneously by the Parties in connection herewith, constitutes the whole agreement between the Parties and supersedes any previous agreements, arrangements or understandings (whether written or oral) between them relating to the Share Transfers. The Parties acknowledge that no claim shall arise in respect of any agreement so superseded.

14.2	The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the continuation in force of the remainder of this Agreement.

14.3	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

14.4	This Agreement shall be binding on and enure for the benefits of the successors or permitted assigns of the Parties.

14.5	Any right of rescission conferred upon a Party hereby shall be in addition to and without prejudice to all other rights and remedies available to it (and, without prejudice to the generality of the foregoing, shall not extinguish any right to damages to which he may be entitled in respect of the breach of this Agreement) and no exercise or failure to exercise such a right of rescission shall constitute a waiver by a Party of any such other right or remedy.

14.6	This Agreement may be executed in any number of counterparts by the different parties hereto on separate counterparts, each of which when executed and delivered shall constitute an original, but all of which shall together constitute one and the same instrument.

15.	Governing law AND DISPUTE RESOLUTION

15.1	This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof that would result in the application of laws of another jurisdiction.

15.2	Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to for arbitration in Hong Kong at the Hong Kong International Arbitration Centre (“HKIAC”) under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Notice of Arbitration is submitted to the HKIAC in accordance with these Rules.

15.3	The number of arbitrators shall be three (3).

15.4	The arbitration proceedings shall be conducted in English.

15.5	The arbitration award shall be final, conclusive and binding on the parties to the arbitration. Any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

15.6	The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses, provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees.

[Remainder of Page Intentionally Left Blank]

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Schedule A

MEGL Structure Chart

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Schedule B

Share Transfers

Purchaser 1	Transfer from Seller A	Transfer from Seller B	Total

Class A Sale Shares	309,435 (“P1-SA Class A Sale Shares”)	313,100 (“P1-SB Class A Sale Shares”)	622,535

Class B Sale Shares	180,000 (“P1-SA Class B Sale Shares”)	200,000 (“P1-SB Class B Sale Shares”)	380,000

Purchaser 2	Transfer from Seller A	Transfer from Seller B	Total

Class A Sale Shares	-	327,650 (“P2-SB Class A Sale Shares”)	327,650

Class B Sale Shares	-	200,000 (“P2-SB Class B Sale Shares”)	200,000

Purchaser 3	Transfer from Seller A	Transfer from Seller B	Total

Class A Sale Shares	245,737 (“P3-SA Class A Sale Shares”)	-	245,737

Class B Sale Shares	150,000 (“P3-SA Class B Sale Shares”)	-	150,000

Purchaser 4	Transfer from Seller A	Transfer from Seller B	Total

Class A Sale Shares	229,355 (“P4-SA Class A Sale Shares”)	-	229,355

Class B Sale Shares	140,000 (“P4-SA Class B Sale Shares”)	-	140,000

Purchaser 5	Transfer from Seller A	Transfer from Seller B	Total

Class A Sale Shares	212,973 (“P5-SA Class A Sale Shares”)	-	212,973

Class B Sale Shares	130,000 (“P5-SA Class B Sale Shares”)	-	130,000

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Schedule C

Post-Offsetting Aggregate Purchase Price Apportionment

Purchaser	To be paid to Seller A	To be paid to Seller B	Total to be paid by the Purchaser

Purchaser 1	US$*** (in respect of P1-SA Class A Sale Shares and P1-SA Class B Sale Shares) (the “P1-SA Purchase Price”)	US$*** (in respect of P1-SB Class A Sale Shares and P1-SB Class B Sale Shares) (the “P1-SB Purchase Price”)	US$***

Purchaser 2	-	US$*** (in respect of P2-SB Class A Sale Shares and P2-SB Class B Sale Shares) (the “P2-SB Purchase Price”)	US$***

Purchaser 3	US$*** (in respect of P3-SA Class A Sale Shares and P3-SA Class B Sale Shares) (the “P3-SA Purchase Price”)	-	US$***

Purchaser 4	US$*** (in respect of P4-SA Class A Sale Shares and P4-SA Class B Sale Shares) (the “P4-SA Purchase Price”)	-	US$***

Purchaser 5	US$*** (in respect of P5-SA Class A Sale Shares and P5-SA Class B Sale Shares) (the “P5-SA Purchase Price”)		US$***

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Schedule D

Sellers’ Warranties

As a material inducement to the Purchasers to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Sellers hereby represents, warrants and undertake to the Purchasers contained in this Schedule D as of the date hereof, except to the extent such representations and warranties are specifically made as of a particular date (in which case the Sellers make the representations and warranties as of such particular date), and except as disclosed by the Sellers in the corresponding section of the written schedules provided to the Purchasers on the date hereof (the “Disclosure Schedule”).

1.	Power to sell the Sale Shares

1.1	The Sellers have taken all necessary actions and have all requisite power and authority to enter into and perform this Agreement and all other Definitive Documents to which they are a party in accordance with their respective terms.

1.2	This Agreement and all other Definitive Documents to which the Sellers are a party constitute (or shall constitute when executed) valid, legal and binding obligations on each Seller in accordance with their respective terms.

1.3	The execution and delivery by each Seller of this Agreement and all other Definitive Documents to which that Seller is a party, and the performance by each Seller of their obligations under them shall not:

(a)	breach, or constitute a default under, any agreement or instrument to which that Seller is a party or by which that Seller is bound; or

(b)	breach or conflict with any order, judgment, decree or other restriction applicable to that Seller.

1.4	Each Seller is not a party to any option, warrant, purchase right, or other commitment that could require the Seller to sell, transfer, or otherwise dispose of any Sale Shares (other than pursuant to this Agreement). Each Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any shares of the Company.

2.	Shareholding and Sale Shares

2.1	The Sale Shares representing 52.1% of the Company’s total issued and outstanding share capital and 89.9% of the total voting rights of the Company, are fully paid or credited as fully paid.

2.2	The Sellers are the sole legal and beneficial owners of the Sale Shares and are entitled to transfer the legal and beneficial title to the Sale Shares to the Purchasers free from all Encumbrances, without the consent of any other person, including Governmental Approval.

3.	Corporate Existence and Power

3.1	The Company is a company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed (the Company and its Subsidiaries, collectively, the “Group Companies” and each a “Group Company”).

3.2	Each of the Group Companies has all corporate or similar power and authority and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the business, in each case, as presently conducted in all material respects.

3.3	Each of the Group Companies is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

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4.	Authorization

4.1	The execution, delivery and performance by the Company of this Agreement and the Definitive Documents to which it is a party, and the consummation by the Company of the Share Transfers are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company.

4.2	Upon their execution and delivery, this Agreement and each of the Definitive Documents to which the Company is a party will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms, except as may be limited: by bankruptcy, insolvency, reorganization or other similar laws effecting the enforcement of creditors’ rights generally and (ii) by general principles of equity.

5.	Governmental Authorization

No consent, approval or other order of, action by, filing, registration or qualification with or notification to, any relevant governmental authority, regulatory agencies (each of the foregoing, a “Governmental Approval”) or any other person is required to be obtained prior to Closing on the part of the Sellers in respect of the disposal of the Sale Shares, including but not limited to any pre-approval of the Share Transfer pursuant to the SFO.

6.	Non-Contravention

The execution, delivery and performance by the Company of this Agreement and the Definitive Documents to which it is a party, and the consummation of the Share Transfers do not contravene or conflict with or constitute a violation of the Company’s constitutional documents or any provision of any Applicable Laws.

7.	Capitalization

7.1	The Company was authorized to issue 600,000,000 shares, with no par value, each divided into (i) 280,000,000 Class A ordinary shares; (ii) 20,000,000 Class B ordinary shares; and (iii) 300,000,000 non-voting ordinary shares with no par value each. Each of the Class A ordinary share and Class B ordinary share has the right to an equal share in any dividend paid by the Company and the right to an equal share in the distribution of the surplus assets of the Company. Each Class A ordinary share has the right to one vote on any resolution, and each Class B ordinary share has the right to twenty votes on any resolutions.

7.2	As of the Effective Date, the Company had 4,064,050 Class A ordinary shares and 1,000,000 Class B ordinary shares issued and outstanding. All outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable, including all amounts provided for in any agreements for the purchase of the Sale Shares of the Company have been fully paid and such shares have been issued prior to the Effective Date.

7.3	The information regarding the Company’s capitalization set forth in this paragraph 7 of Schedule D is true and correct as of the Effective Date and is consistent with the information contained in the Company’s Annual Report on Form 20-F for the year ended December 31, 2025. All of the outstanding shares and other shares of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the BVI Business Companies Act, 2004 as amended from time to time, any other Applicable Laws, the Company’s organization documents or any contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

7.4	There are no (i) outstanding subscriptions, options, warrants, rights, calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the equity securities in the Company; or (ii) to the knowledge of the Company, agreements with respect to any of the Class A ordinary shares and Class B ordinary shares, including any voting trust, other voting agreement or proxy with respect thereto.

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8.	Permits

All material Permits required for either the Company or GCSL to conduct its respective business have been obtained by it and are valid and in full force and effect. To the Sellers’ knowledge, all fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 8 of the Disclosure Schedules lists all material Permits issued to either the Company or GCSL, including the name of the Permits and their respective dates of issuance and expiration. Each of the Company and GCSL have complied in all material respects with terms of all Permits listed on Section 8 of the Disclosure Schedules. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 8 of the Disclosure Schedule.

9.	Absence of Certain Changes, Events and Conditions

Since the most recent balance sheet date (the “Balance Sheet Date”), the business of the Company and GCSL have been conducted in the ordinary course of business consistent with past practice, and there have not been, with respect to the Company and GCSL, any:

9.1	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for any such effect resulting from changes generally affecting the industry, economy, or applicable laws, or any matter disclosed in the Disclosure Schedules;

9.2	amendment of the charter, by-laws or other organizational documents of the Company and GCSL;

9.3	split, combination or reclassification of any shares of its share capital;

9.4	issuance, sale or other disposition of any of its share capital, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its share capital;

9.5	declaration or payment of any dividends or distributions on or in respect of any of its share capital or redemption, purchase or acquisition of its share capital;

9.6	material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the financial statements;

9.7	material change in the either the Company’s or GCSL’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

9.8	entry into any contract that would constitute a material contract other than in the ordinary course of business;

9.9	incurrence, assumption or guarantee of any Indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

9.10	transfer, assignment, sale or other disposition of any of the assets shown or reflected in the balance sheet or cancellation of any debts or entitlements, except for dispositions of inventory or obsolete assets in the ordinary course of business;

9.11	transfer or assignment of or grant of any license or sublicense under or with respect to any material Group Companies’ Intellectual Property or Company IP Agreements;

9.12	abandonment or lapse of or failure to maintain in full force and effect any material Group Companies’ IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality of any material trade secrets included in the Group Companies IP;

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9.13	material damage, destruction or loss (whether or not covered by insurance) to its property;

9.14	capital investment in, or loan to, any other Person;

9.15	acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any material contract) to which the Company is a party or by which it is bound;

9.16	material capital expenditures in excess of US$50,000;

9.17	imposition of any Encumbrance upon any of the Group Companies’ properties, share capital or assets, tangible or intangible;

9.18	(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by Applicable Laws, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed US$100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

9.19	hiring or promoting of any person as or to (as the case may be) an officer or hiring or promoting of any employee below officer except to fill a vacancy in the ordinary course of business;

9.20	adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) benefit plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

9.21	loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

9.22	entry into a new line of business or abandonment or discontinuance of existing lines of business;

9.23	adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

9.24	purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of US$100,000, individually (in the case of a lease, per annum) or US$100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

9.25	acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Affiliate or any division thereof;

9.26	action by the Company to make, change or rescind any tax election, amend any tax return or take any position on any tax return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the tax liability or reducing any tax asset of Purchasers in respect of any post-closing tax period; or

9.27	contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

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10.	Material Contracts.

10.1	Section 10.1 of the Disclosure Schedules lists each contract that is material to either the Company or GCSL (such contracts, together with all contracts concerning the occupancy, management, or operation of any real property (as defined in 11.1), being “Material Contracts”), including the following:

(a)	each contract of the Company and GCSL involving aggregate consideration in excess of US$100,000 and which, in each case, cannot be cancelled by the respective Group Companies without penalty or without more than 90 days’ notice;

(b)	all contracts that provide for the indemnification by the Company and GCSL of any Person or the assumption of any tax, environmental, or other liability of any affiliate;

(c)	all contracts relating to IP, including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(d)	except for contracts relating to trade payables, all contracts relating to Indebtedness (including, without limitation, guarantees) of the Company and GCSL with outstanding principal amounts in excess of US$50,000; and

(e)	all contracts that limit or purport to limit the ability of either the Company or GCSL to compete in any line of business or with any Affiliate or in any geographic area or during any period of time.

10.2	Each Material Contract is valid and binding on either the Company or GCSL in accordance with its terms to the extent enforceable under applicable laws regarding bankruptcy, insolvency, and creditors’ rights generally, and is in full force and effect. Neither the Company nor GCSL, to Sellers’ knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Purchasers.

11.	Real Property; Title to Assets.

11.1	Section 11.1 of the Disclosure Schedules lists all real property in which either the Company and GCSL has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the “Real Property”), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of any party to the lease; and (iii) the current use of each parcel of Real Property. Sellers have delivered or made available to Purchasers true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property that are in the Sellers’ possession or control.

11.2	Both the Company and GCSL has good and valid (and, in the case of owned Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 11.2 of the Disclosure Schedules.

11.3	Both the Company and GCSL is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property. The use of the Real Property in the conduct of the Company’s business does not violate in any material respect any Applicable Laws, covenant, condition, restriction, easement, license, permit, or Contract and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.

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12.	Filings, Consents and Approvals

The Company has timely filed all quarterly and annual reports required to be filed by it with the Securities Exchange Commission pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “SEC Reports”). The Company has delivered to each Purchaser true and complete copies of the SEC Reports, except for such exhibits and incorporated documents, and except as such Documents are available EDGAR filings on the SEC’s sec.gov website. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Reports, and none of the SEC Reports, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Reports is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof). As of their respective dates, the financial statements of the Company included in the SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the financial statements of the Company included in the SEC Reports, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to 31 December 2025, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, which, individually or in the aggregate, are not material to the financial condition or operating results of the Company. The Company is subject to the reporting requirements of the Exchange Act. For the avoidance of doubt, filing of the documents required in this Section 12 via the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) shall satisfy all delivery requirements of this Section 12.

13.	Litigation

There is no action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or the transactions contemplated by this Agreement, and neither the Company nor any of its affiliates is subject to or bound by any order, in either case that would prevent or otherwise materially interfere with the ability of the Company to consummate the transactions contemplated by this Agreement or to otherwise perform its obligations under this Agreement to which the Company is or will be a party.

14.	[Reserved]

15.	Undisclosed Liabilities

Neither the Company nor GCSL has any Undisclosed Liabilities.

16.	No Disagreements with Accountants and Lawyers

There are no disagreements of any kind presently existing, or reasonably anticipated by the Company or GCSL to arise, between such company and its accountants and lawyers formerly or presently employed by such company and such company is current with respect to any fees owed to its accountants and lawyers which would affect such company’s ability to perform any of its obligations under any of the transaction documents.

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Schedule E

Purchasers’ Warranties

Each of the Purchasers hereby represents, warrants and undertake to the Sellers that:-

1.	Organization, Good Standing and Qualification

Each of the Purchasers is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdictions in which it was formed

2.	Authorization

2.1	Each of the Purchasers has all requisite corporate power and authority to deliver this Agreement and any of the Definitive Documents to which it is a party, to carry out and perform its obligations thereunder and to consummate the Share Transfers.

2.2	All corporate action on the part of each of the Purchasers necessary for the authorization, execution and delivery of this Agreement and any of the Definitive Documents to which it is a party and the performance of all its obligations thereunder has been taken or will be taken prior to the Closing.

2.3	This Agreement and any of the Definitive Documents to which each of the Purchasers is a party has been duly and validly executed and delivered by the each of the Purchasers and constitute valid, legal and binding agreements of, and enforceable against each of the Purchasers, in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.	Governmental Approval

Neither the execution, delivery nor performance of this Agreement and/or the Definitive Documents by each of the Purchasers requires any Governmental Approval.

4.	Non-Contravention

4.1	The execution, delivery and performance by each of the Purchasers of this Agreement and the consummation by each of the Purchasers of the Share Transfer do not and will not contravene or conflict with or constitute a violation of:

(a)	each of the Purchasers’ constitutional documents;

(b)	any provision of Applicable Laws; or

(c)	any obligation (contractual or otherwise) which is binding upon any of the Purchasers.

5.	Post-Closing Compliance Covenant

5.1	Each of the Purchasers hereby undertakes to the Sellers that from and after the Closing it shall procure that the Company, GCSL and any New Subsidiaries comply with all Applicable Laws and all contractual obligations binding upon them in the conduct of their respective businesses.

5.2	Each of the Purchasers further undertakes to the Sellers that from and after the Closing it shall not, and shall procure that the Company, GCSL and any New Subsidiaries shall not, take or omit to take any action which such Purchaser knows or ought reasonably to know if unlawful or fraudulent and which could reasonably be expected to result in any claim being made against any Seller.

5.3	For the avoidance of doubt, any breach of the undertakings set out in clauses 5.1 or 5.2 shall be deemed a breach of the Purchasers’ Warranties for the purposes of the indemnity set out in Clause 9.2.

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Schedule F

Non-reliance Letter

Each of the Purchasers hereby acknowledges and agrees, that (a) it has had the opportunity to conduct its own due diligence in connection with the Transactions, the Company and its business and the Sale Shares and (b) it, by reason of its, or its management’s, business, financial or investment experience, has the capacity to evaluate the risks (including those related to the existence of such Information) involved in the Transactions and to protect its own interests in connection with the Transaction. Subject to Section 10.7 of the Agreement, each Purchaser hereby covenants and agrees that it shall not, and shall not permit any of its Affiliates, officers, partners, employees, agents, attorneys, advisors or representatives to, initiate, maintain or prosecute any claim, demand, legal proceeding, equitable action, arbitration or other proceeding against any Seller, any Insider or any Release asserting, in whole or in part, that the failure to disclose any material non-public information (the “Undisclosed Information”) existing as of the date of this Agreement, or the possession of such Undisclosed Information by any Seller or Insider, constitutes or forms the basis of any violation of any securities laws (including Rule 10b-5 under the Securities Exchange Act of 1934), and breach of fiduciary duty, any fraud by omission, or any other tort or statutory claim based on an alleged duty to disclose such Undisclosed Information prior to the closing of the Transactions.

For the purposes of this Schedule F, “Insiders” means the Group Companies, the Sellers and their respective Representatives and employees.

For the purposes of this Schedule F, “Releases” means the Insiders, their respective current and future affiliates (including all Persons who control the Insiders within the meaning of the Securities Act), their respective officers, directors, employees, agents, attorneys, advisors and representatives and each of their respective successors and assigns.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Purchaser 1:

Fu Kam Holdings Limited

By:	/s/ Huang Shufen
Name:	HUANG SHUFEN
Title:	Director

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Purchaser 2:

Easefound Investment Limited

By:	/s/ Feng Jingxin
Name:	FENG JINGXIN
Title:	Director

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Purchaser 3:
Jming International Trade Company Limited

By:	/s/ Wang Wentao
Name:	WANG WENTAO
Title:	Director

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Purchaser 4:
Quick Cash Technology Limited

By:	/s/ Liu Bowen
Name:	LIU BOWEN
Title:	Director

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Purchaser 5:
XU XIAOXI

By:	/s/ Xu Xiaoxi
Name:	XU XIAOXI

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Seller A:

By:	/s/ Chan Wai Ho
Name:	CHAN WAI HO

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Seller B:

/s/ Chen Sze Hon Johnson
Name:	CHEN SZE HON JOHNSON

Signature Page to Share Purchase Agreement